                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
            AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                           FISCAL YEAR ENDED
                        -----------------------------------------------------
                            1995       1996      1997       1998      1999
                         ---------  ---------  ---------  --------   -------
Interest expense......     $3,039     $ 2,771   $ 5,900   $14,062    $14,888

Estimated interest
  portion of rent
  expense.............        335         381       468       694        913
                           ------     -------   -------   -------    -------

Fixed charges.........     $3,374     $ 3,152   $ 6,368   $14,756    $15,801
                           ------     -------   -------   -------    -------
                           ------     -------   -------   -------    -------

Income (loss) before
  income taxes........     $5,966     $ 8,499   $(5,761)      190    $(5,453)

Fixed charges.........      3,374       3,152     6,368    14,756     15,801

Less: interest
 charges capitalized..        (30)        (19)      (29)      (13)        (2)
                           ------     -------   -------   -------    -------

Earnings .............     $9,310     $11,632   $   578   $14,933    $10,346
                           ------     -------   -------   -------    -------
                           ------     -------   -------   -------    -------
Ratio of earnings to
  fixed charges(A)....        2.8x        3.7x       --       1.0x        --
                           ------     -------   -------   -------    -------
                           ------     -------   -------   -------    -------

------------------------

(A) Earnings were insufficient to cover fixed charges by $5,455 in fiscal year 1999. (1997 = $5,790)